Exhibit 23.2

Consent of Independent Auditors

We consent to the inclusion in this Registration Statement on Form S-1 (file no. 333-261850) of Savers Value Village, Inc. of our report dated November 22, 2021, on our audit of the financial statements of Thrift Intermediate Holdings I, Inc. and Subsidiaries as of January 3, 2021 and for the year then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Parsippany, New Jersey

May 4, 2022